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                                                                    Exhibit 99.2

                MEMORANDUM OF UNDERSTANDING RELATING TO AMENDMENT
        OF CONVERTIBLE DEBENTURES AND SUPPORT OF INVESTMENT TRANSACTIONS

                                  MAY 10, 2001

        This Memorandum of Understanding Relating to Amendment of Convertible Debentures and Support of Investment Transactions (the "MOU") is entered into as of May 10, 2001 by and among IMP, Inc., a Delaware corporation ("IMP"), the existing majority stockholder of IMP, Teamasia Mauritius ("Teamasia Mauritius"), and the parent company of Teamasia Mauritius, Teamasia Semiconductors (India) Ltd. ("TSIL").

        The background of this MOU is that IMP presently requires a significant cash infusion in order to avoid an insolvency that would require a filing for protection under applicable bankruptcy laws. Cash infusions have been sought from multiple parties, including the existing majority stockholder and its affiliates, but no viable offer has been obtained. In order to avoid the insolvency of IMP, IMP has reached an agreement with Subba Rao Pinamaneni on behalf of himself and an investment group to be formed by him including K.Y. Mok, Dilip Kumor V. Lakhi, John Chu, Sugriva Reddy, Tarsaim Batra and Moiz Khambaty (the "New Investor") on the material terms of a cash infusion from the New Investor as set forth in a Memorandum of Understanding Relating to Common Stock Issuance and Related Transactions, dated as of the date hereof, between IMP and the New Investor (the "Investment MOU"). IMP currently is obligated to repay $3.5 million principal amount of convertible debentures (the "Convertible Debentures") held by TSIL in May and June of 2001. Due to the fact that the New Investor is unwilling to fund its investment unless this obligation is deferred, IMP and TSIL have agreed to amend the provisions of the Convertible Debentures as set forth in this MOU. In addition, Teamasia Mauritius has agreed to support the transactions set forth in the Investment MOU. The terms of this transaction have been approved by the Board of Directors of IMP, including the independent director, TSIL and Teamasia Mauritius as set forth below:

TREATMENT OF INDEBTEDNESS:  Upon the execution of a definitive investment agreement between IMP and the New Investor and the attainment of all necessary corporate approvals to make such agreement effective (the "Approval Date"), the Convertible Debentures will be restructured and evidenced by a newly issued debt security with the following material terms: (1) IMP will use reasonable efforts to grant a security interest to the holders of the Convertible Debentures, which security interest will be subordinate to the security interest of IMP's senior lender and equipment lessors; (2) the Convertible Debentures will bear interest at a rate equal to the prime rate as set forth in the Wall Street Journal from time to time, which interest will be deferred until maturity; (3) the Convertible Debentures, together with accrued interest, shall be due and payable on the one-year

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                            anniversary of the Approval Date; and (4) the
                            principal amount of the Convertible Debentures shall be convertible, at the election of TSIL, into shares of common stock at a conversion rate equal to $0.69 per share.

                            From and after the date of this MOU, the holders of the Convertible Debentures agree to forebear from any action to demand repayment of such obligations so long as the New Investor is performing his obligations under Investment MOU.

ISSUANCE OF WARRANT:        IMP will grant to TSIL a warrant to purchase, at a
                            per share exercise price equal $0.22, an aggregate of 1,599,000 shares of IMP common stock. The warrant shall be exercisable for a period of three years and have other customary terms, including cashless exercise and anti-dilution for structural changes such as stock splits, stock dividends, reclassifications and the like.

STOCKHOLDER SUPPORT:        Teamasia Mauritius will vote, or execute a written
                            consent with respect to, all of its shares of IMP common stock in favor of the transactions contemplated by the Investment MOU. At IMP's request, Teamasia Mauritius will execute a voting agreement in form reasonably satisfactory to Teamasia Mauritius. Teamasia Mauritius and its affiliates will take such further action as may be reasonably necessary to grant and obtain stockholder and other requisite approvals, including, without limitation, delivery of a written stockholder consent. The covenant shall attach to and follow the 5,464,408 shares of IMP common stock presently owned by Teamasia Mauritius and any additional shares of IMP common stock subsequently acquired by Teamasia
                            Mauritius or its affiliates. The stockholder consent contained in this paragraph is for the benefit of IMP and the New Investor and may be enforced by either or both of them.

BOARD REPRESENTATION:       For so long as Teamasia continues to hold at least
                            5% of the outstanding common stock of IMP, IMP agrees to nominate a representative of Teamasia for election to IMP's Board of Directors. To the extent such nominee is elected to the Board of Directors by IMP's stockholders, he or she will have the inspection, information and other rights afforded to directors under the Delaware General Corporation
                            Law.

LEGAL COUNSEL:              The parties agree that Latham & Watkins has to date
                            represented, and shall in the future continue to represent, solely IMP in connection with the transactions described herein.

                            (Signature Page Follows)
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        IN WITNESS WHEREOF, the parties have caused this Memorandum of
Understanding Relating to Amendment of Convertible Debentures and Support of Investment Transactions to be duly executed and delivered as of the effective date first set forth above.

                                            IMP, INC.



                                            By: /s/ Sugriva Reddy
                                                ---------------------------
                                            Name:  Sugriva Reddy
                                            Title:  Chief Executive Officer




                                            TEAMASIA MAURITIUS



                                            By: /s/ Vishal Marwaha
                                                ---------------------------
                                            Name:  Vishal Marwaha
                                            Title:  Authorized Signatory


                                            TEAMASIA SEMICONDUCTORS (INDIA) LTD.



                                            By: /s/ Vishal Marwaha
                                                ---------------------------
                                            Name: Vishal Marwaha
                                            Title:  Authorized Signatory


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